Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Chris Sharng
Natural Health Trends
972-241-4080
Chris.sharng@nhtglobal.com
NATURAL HEALTH TRENDS CORP.
COMPLETES PRIVATE PLACEMENT FINANCING
DALLAS, May 7, 2007 — Natural Health Trends Corp. (NASDAQ:BHIP) announced today that it has consummated a private placement financing generating gross proceeds of approximately $3.0 million. The Company plans to use the net proceeds from the financing to provide additional working capital for the Company.
The financing consisted of the sale of 1,759,307 shares of the Company’s Series A Convertible Preferred Stock at a price of $1.70 per share. The preferred stock is convertible at the election of the holder into an equivalent number of shares of common stock. The financing also included the sale of warrants evidencing the right to purchase 1,759,307 shares of the Company’s common stock at a purchase price of $0.00001 per underlying share of common stock. The warrants are exercisable at any time during the period beginning six months after their issuance and ending six years following their issuance. The exercise price of the warrants varies from $3.80 to $5.00 per share, depending on the time of exercise. In connection with the financing, the Company agreed, subject to certain terms and conditions, to exercise its reasonable best efforts to register for resale under the Securities Act the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants.
Mr. Chris Sharng, President of Natural Health Trends Corp., said: “We are pleased that the placement is fully subscribed. Most importantly, most of the proceeds come from our own members in Greater China. We think it is strategically advantageous that more of our members align their interests with those of our stockholders. Their subscription represents their commitment to the Company and the business.”
The sale of the preferred stock and warrants was made pursuant to a Stock and Warrant Purchase Agreement between the Company and each purchaser. The sale was made to qualified U.S. buyers in reliance on Regulation D under the Securities Act of 1933 and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. Neither the preferred stock nor the warrants are registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state and foreign securities laws. This press release is being issued pursuant to and in accordance with Rule 135c and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall

Exhibit 99.1
there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About Natural Health Trends Corp.
Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries in 15 countries throughout Asia, North America, Europe and Latin America. The Company markets premium quality personal care products under the NHT Global (formerly Lexxus International) brand. Additional information can be found on the Company’s Website, and management encourages interested parties to register for updated corporate information via e-mail on the Company’s homepage, www.naturalhealthtrendscorp.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.